BMC Fund, Inc.
Form N-CSR
Exhibit 12(a)(1)

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS OF BMC FUND, INC.

This Code of Ethics applies to the chief executive officer, chief financial officer, and principal accounting officer or controller (individually, a “Senior Financial Officer” and collectively, the “Senior Financial Officers”) of BMC Fund, Inc. (together with its subsidiaries, the “Company”).  Its purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission. The obligations of this Code of Ethics supplement, but do not replace, the Company’s Code of Ethics applicable to all Access Persons.

1.           Senior Financial Officers are expected to carry out their responsibilities honestly and with integrity, exercising at all times their best independent judgment.

2.           Senior Financial Officers must avoid situations in which their own interests conflict, or may appear to conflict, with the interests of the Company. A conflict situation can arise when a Senior Financial Officer takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a Senior Financial Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. In any case in which a Senior Financial Officer finds himself or herself with an actual or apparent material conflict of interest, he or she must promptly disclose it to the Chairman of the Audit Committee so that the Audit Committee may review the transaction or relationship.  The Audit Committee will have final authority to determine how the situation should be resolved. In furtherance of the above, no Senior Financial Officer may:

(a)           Work for, or receive payments for services or accept gifts of more than a nominal value from, any investment adviser or other provider of services to the Company or from any of the Company’s portfolio companies.

(b)           Serve on the board of directors or a similar body for an outside company or government agency, other than a non-profit or community organization, without the approval of the Audit Committee.

(c)           Provide a gift to any person or entity that would violate any law.

3.           Senior Financial Officers are responsible for assuring full, fair, accurate, timely and understandable disclosure of relevant financial information to shareholders and investors. In particular they are responsible for assuring that the Company complies with SEC rules governing disclosure of financial information. Among other things, Senior Financial Officers shall:

(a)           Establish and maintain internal controls and procedures and disclosure controls and procedures designed to assure that financial information is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that they are complete, accurate, and timely.

(b)           Oversee the appropriate personnel to help ensure that the internal controls and procedures and disclosure controls and procedures are being followed.

(c)           Carefully review each periodic report for accuracy and completeness before it is filed with the SEC and carefully review each public communication containing financial information before it is released.

(d)           Promptly disclose to the Audit Committee and the Company’s independent registered public accounting firm any material weaknesses in, or concerns regarding, the Company’s disclosure controls or internal controls.

(e)           Never create or maintain secret or unrecorded funds, assets, or accounts, or intentionally make a payment or approve an invoice, expense report or other document that is incorrect, misleading or inaccurate.

(f)            Comply at all times with applicable governmental laws, rules and regulations.

4.           Senior Financial Officers are responsible for promptly bringing to the attention of the Audit Committee or the full Board of Directors:

(a)           Any matters that could compromise the integrity of the Company’s financial reports;

(b)           Any disagreement with respect to any material accounting matter; and

(c)           Any violation of this Code of Ethics or of any law or regulation related to the Company’s accounting or financial affairs.

5.           No Senior Financial Officer may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in the terms and conditions of employment because of any lawful act done by the employee (1) to provide information, cause information to be provided or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of law, including any rule or regulation of the SEC, or any provision of federal law relating to fraud against shareholders; (2) to file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to an alleged violation of law, including any rule or regulation of the SEC, or any provision of federal law relating to fraud against shareholders; or (3) to make any report pursuant to the Company’s Procedures for Reporting Complaints About Accounting and Auditing Matters.

6.           The Audit Committee shall approve any waiver or amendment of this Code of Ethics, and any such waiver or amendment shall be disclosed promptly, as required by law or SEC regulation.

7.           A failure by any Senior Financial Officer to comply with the laws or regulations governing the Company’s business, this Code of Ethics or any other Company policy or requirement may result in disciplinary action, including termination, and, if warranted, legal proceedings. The Audit Committee will investigate violations and appropriate action will be taken in the event of any violations of this Code of Ethics.

Adopted: July 26, 2003

Revised: February 24, 2007